Exhibit 10.10

Mr. Kurt Terrani
Oak Ridge, Tennessee

June 17, 2026

Subject: Amended and Restated Offer of Employment

Dear Kurt,

Standard Nuclear, Inc. (the “Company”) is pleased to provide this Amended and Restated Offer of Employment (this “Letter”), which supersedes and replaces in its entirety the offer letter dated December 20, 2024, between you and the Company, together with the Performance-Based Incentive Plan attached thereto as Attachment A (collectively, the “Original Offer Letter”). In anticipation of the Company’s planned initial public offering (the “IPO”), the Company is updating and reaffirming the terms of your employment to reflect the current compensation framework and to establish the governance and protective provisions appropriate for a public-company Chief Executive Officer. All terms of the Original Offer Letter are hereby superseded by the terms set forth below.

1. Position. You will continue to serve in the position of Chief Executive Officer. You will perform duties and responsibilities that are reasonable and consistent with such position as may be assigned to you from time to time. You will continue to work at the Company’s facility located in Oak Ridge, Tennessee. You will report directly to the Board of Directors of the Company (the “Board”). You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

2. Base Compensation. You will be paid an annual base salary at the rate of $300,000 per year (the “Pre-IPO Base Salary”), less payroll deductions and withholdings, paid semi-monthly in accordance with the Company’s standard payroll schedule. Effective upon the closing of the IPO, your annual base salary shall be increased to $500,000 per year (the “Post-IPO Base Salary”). Such adjustment shall be automatic and shall not require further Board approval.

3. Short-Term Incentive Plan (STIP). You will be eligible to participate in the Company’s Short-Term Incentive Plan with a target bonus of seventy-five percent (75%) of your then-current annual base salary (the “Target Bonus”).

(a) For fiscal year 2026, your STIP bonus will be measured against role-specific performance milestones established by the Board, tied to the Company’s FY2026 execution priorities including, without limitation, IPO execution, revenue and bookings targets, TRISO fuel production milestones, regulatory and licensing achievements, and executive team development. The specific milestones and weightings shall be documented in a milestone schedule approved by the Board.

(b) Following the completion of the IPO, the STIP will transition to a mix of fifty percent (50%) company financial metrics and fifty percent (50%) strategic objectives, as determined by the Compensation Committee of the Board (the “Compensation Committee”). The target bonus percentage shall remain at seventy-five percent (75%) of Post-IPO Base Salary unless otherwise adjusted by the Compensation Committee.

(c) Achievement and payment of STIP bonuses are subject to your continued employment with the Company through the applicable payment date.

4. IPO Completion Bonus. Upon the successful closing of the IPO, you will receive a one-time cash bonus equal to 0.75x your Pre-IPO Base Salary ($225,000), payable within thirty (30) days following the IPO pricing date, subject to your continued employment through such date. This bonus is separate from and in addition to the STIP described in Section 3.

5. Existing Equity Awards. For the avoidance of doubt, all equity awards previously granted to you by the Company, including the initial equity grant of 1,712,500 shares of Common Stock referenced in the Performance-Based Incentive Plan attached to the Original Offer Letter, the option to purchase 950,422 shares of Common Stock granted pursuant to the Original Offer Letter, and any other equity awards granted to you prior to the date of this Letter, shall remain in full force and effect and shall continue to vest in accordance with their existing terms (with such share amounts as shall be appropriately adjusted to reflect any future stock split, stock dividend, combination, or other recapitalization or reclassification or other change in the shares). Nothing in this Letter is intended to modify, amend, or supersede the terms of any previously granted equity award, except that the Performance-Based Incentive Plan attached to the Original Offer Letter as Attachment A is hereby superseded in its entirety with respect to cash compensation, bonus targets, and KPI structures. The vesting terms of equity awards granted thereunder are not modified by this Letter.

6. Pre-IPO Equity Award. Contingent upon and effective as of the closing of the IPO, and subject to the approval of the Board, you will be granted restricted stock units (“RSUs”) covering a number of shares of the Company’s Common Stock equal to two percent (2.00%) of the Post-IPO Capitalization, as shall be appropriately adjusted to reflect any future stock split, stock dividend, combination, or other recapitalization or reclassification or other change in the shares) (the “IPO Equity Award”). “Post-IPO Capitalization” means, as of immediately following the effectiveness of the Company’s IPO, the sum of (without double counting) the total number of shares of Class A Common Stock and Class B Common Stock of the Company issued and outstanding, the number of shares of Class A Common Stock issuable upon the exercise of then-outstanding options under the Company’s 2025 Stock Plan, and the number of shares issuable upon the vesting of then-outstanding RSUs under the 2026 Equity Incentive Plan (“2026 Plan”), provided that the RSUs approved pursuant to Board’s action by written consent in connection with the IPO shall be considered as “outstanding” for such purposes unless rescinded by the Board prior to the effectiveness of the IPO.

(a) Vesting. The IPO Equity Award will vest over three (3) years beginning on the IPO closing date (the “IPO Date”), with one-twelfth (1/12th) of the total RSUs vesting on each quarterly anniversary of the IPO Date, subject to your continuous service with the Company through each vesting date. Upon vesting, each RSU will be settled in one share of the Company’s Common Stock.

(b) Fully Diluted Share Count. The grant percentage is expressed as a percentage of fully diluted shares immediately following the effective time of the IPO, such that the share count will be adjusted for changes to the fully diluted share count between the date of this Letter and the effective time of the IPO.

(c) General Terms. The IPO Equity Award will be subject to the terms and conditions set forth in the Company’s 2026 Plan (the “Plan”) and the Company’s standard form of RSU agreement, which you will be required to sign.

7. Severance and Change in Control Protection.

(a) Severance. If the Company terminates your employment without Cause or you resign for Good Reason (each as defined in a separation agreement to be entered into between you and the Company), you will be entitled to: (i) continued payment of your then-current base salary for a period of eighteen (18) months; (ii) payment of your Target Bonus for such eighteen (18) month period, paid in accordance with the Company’s standard payroll schedule; and (iii) subject to your timely election to continue benefits under the Consolidated Omnibus Business Reconciliation Act (“COBRA”), Company-paid COBRA continuation coverage until the earliest of (A) the eighteen (18)-month anniversary of your termination date; (B) the date you are no longer eligible to receive COBRA coverage; and (C) the date on which you become eligible to receive substantially similar coverage from another employer. Receipt of severance benefits will be conditioned upon your execution of a general release of claims in a form acceptable to the Company.

(b) Change in Control. In the event of a Change in Control (as defined in the 2026 Plan), if your employment is terminated without Cause or you resign for Good Reason within twelve (12) months following such Change in Control, one hundred percent (100%) of your then-unvested equity awards shall immediately vest and become exercisable (as applicable).

(c) Post-IPO Termination Protection. If, within twelve (12) months following the closing of the IPO, your employment is terminated without Cause or you resign for Good Reason, you will receive twelve (12) months of accelerated vesting on all then-unvested equity awards, in addition to the severance benefits described in Section 7(a).

(d) Post-Termination Exercise Window. Upon any termination of employment other than by the Company for Cause, you will have twelve (12) months following the date of termination to exercise any outstanding vested stock options, notwithstanding any shorter exercise period set forth in any plan or option agreement under which such option was granted.

8. Indemnification. The Company shall enter into a standard executive indemnification agreement with you, providing customary indemnification and advancement of expenses, and shall maintain directors’ and officers’ liability insurance coverage for your benefit, including a six (6) year tail policy in the event of a Change in Control.

9. Post-IPO Long-Term Incentive Plan. Following the closing of the IPO, the Compensation Committee intends to establish an annual long-term incentive plan consisting of performance-based RSUs. While specific grant sizes, performance metrics, and payout structures will be determined by the Compensation Committee in coordination with an independent compensation consultant, you will be eligible to participate in such programs on terms no less favorable than those offered to other similarly situated executive officers of the Company.

10. Employee Benefits. You will continue to be eligible to participate in the standard benefits plans offered to similarly situated employees of the Company from time to time, subject to plan terms and generally applicable Company policies. You will continue to be entitled to twenty-five (25) business days of Paid Time Off (PTO) per calendar year under the terms previously established. The Company reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate in its sole discretion.

11. Confidential Information and Invention Assignment Agreement. You acknowledge that you have previously executed the Company’s standard Confidential Information and Inventions Assignment Agreement (the “CIIAA”), which remains in full force and effect.

12. No Conflicts. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that would prohibit or otherwise restrict you from performing your duties for the Company. You will not use or disclose in connection with your performance of duties for the Company any trade secrets or other proprietary information or intellectual property in which you or any other person has an interest, and you confirm that your continued employment with the Company will not infringe or otherwise violate any other person’s rights.

13. Taxes, Withholding and Required Deductions. All forms of compensation referred to in this Letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

14. At-Will Employment. Your employment with the Company continues to be “at-will.” You may terminate your employment with the Company at any time and for any reason simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your at-will employment status can only be modified in a written agreement signed by you and by an authorized officer of the Company. Notwithstanding the foregoing, the severance and change in control protections set forth in Section 7 shall survive any termination of employment to the extent applicable.

15. Governing Law. The interpretation, validity, enforceability, and performance of this Letter and all matters arising out of or relating to this Letter shall be governed by and construed in accordance with the laws of the State of Tennessee, without application of conflict of law rules.

16. Entire Agreement. This Letter, together with the CIIAA, the indemnification agreement referenced in Section 8, any equity award agreements entered into pursuant to Section 6, and any equity award agreements previously executed by you and the Company that remain in effect, sets forth the entire agreement and understanding of the parties relating to the subject matter herein. This Letter supersedes and replaces in its entirety the Original Offer Letter dated December 20, 2024, including all attachments thereto. All other prior or contemporaneous discussions, understandings, and agreements, whether oral or written, between the parties relating to the subject matter hereof are hereby superseded, except for equity award agreements previously executed which shall continue in accordance with their terms.

17. Severability. If any provision of this Letter becomes or is deemed invalid, illegal, or unenforceable in any applicable jurisdiction, such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable, or if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Letter shall continue in full force and effect.

18. No Assignment. This Letter and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Letter freely without restriction, including to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

19. Counterparts. This Letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution via electronic signature shall have the same force and effect as execution of an original.

20. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

[Signature Page Follows]

Please sign and date this Letter and return it to the undersigned. By signing below, you acknowledge that this Letter supersedes and replaces in its entirety the Original Offer Letter dated December 20, 2024, and all attachments thereto, and that you accept the terms set forth herein.

We look forward to our continued partnership as we prepare for this important milestone in the Company’s history.

Sincerely,

Standard Nuclear, Inc.

/s/ Thomas Hendrix

Thomas Hendrix, Chairman
Board of Directors

Acceptance of Amended and Restated Offer

I have read and understand all the terms of the amended and restated offer of employment set forth in this Letter. I accept each of those terms. I understand and agree that this Letter supersedes and replaces in its entirety the Original Offer Letter dated December 20, 2024, including the Performance-Based Incentive Plan attached thereto, except that equity awards previously granted thereunder shall continue to vest in accordance with their existing terms. I understand and agree that my employment continues to be at-will and, with the exception of a subsequent written agreement signed by an authorized representative of Standard Nuclear, Inc., no statements or communications, whether oral or written, will modify my at-will employment status.

/s/ Kurt Terrani
Kurt Terrani

June 17, 2026
Date